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                                  [LETTERHEAD


                                  NEWS RELEASE

DATE:       April 23, 1999
CONTACT:    James D. Rose, President
TELEPHONE:  (505) 324-9542

                        FIRST PLACE FINANCIAL CORPORATION
                      REPORTS FIRST QUARTER 1999 NET INCOME

FARMINGTON, NEW MEXICO--Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation (FPFC), today reported net income of $3.0 million for the first three months of 1999, an increase of $1.3 million, or 79.3%, compared to the $1.7 million reported for the first quarter of 1998. Basic earnings per share were $1.39 for the first quarter of 1999 compared to $.78 for the first quarter of 1998.

Jim Rose, president and chief operating officer of FPFC, reported that the increase in net income was primarily due to an $800,000 reverse provision for loan losses recorded during the first quarter of 1999 at the lead bank, First National Bank of Farmington (FNBF). The reverse provision was mainly due to a reduction in adversely classified commercial and commercial real estate loans. FPFC's provision for loan losses for the first quarter of 1999 was $(609,000) a decrease of $1,174,000 from the same period last year. In addition to the reduction in the provision for loan loss expense, FPFC recorded increases in net interest income and other income and a decrease in the effective tax rate compared to the same period last year. Other operating expenses for the first quarter of 1999 increased slightly from the first quarter of 1998.

FPFC ended the quarter with $923 million in total assets, a decrease of $5 million from March 31, 1998 total assets of $928 million but an increase of $21 million compared to December 31, 1998. Total loans at March 31, 1999 were $439 million, a decrease of 8 % from the $478 million reported at March 31, 1998. Loans at March 31, 1999 increased $9 million from the $430 million reported at December 31, 1998. Total stockholders' equity at March 31, 1999 was $78 million, an increase of $5 million during the last twelve months.

The board of directors of FPFC recently declared a quarterly dividend of $.37 per share payable May 3, 1999 to shareholders of record as of April 19, 1999.

FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, Burns National Bank of Durango, Colorado and Capital Bank, Albuquerque. FPFC stock is quoted on the NASDAQ bulletin board under the symbol FPLF.